Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                       Kenzo Oriental Tower 11K

Suite 703                                                       48 Dongzhimenwai Dajie

 Toronto, Ontario                                                    Dongcheng District

 Canada M5S 1S4                                                 Beijing 100027 China

 Tel :  +1.416.927.7000                                 Tel:  +011.8610.5160.0689

 Fax : +1.416.927.1222                                Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA SECURES PUBLISHING AGREEMENT WITH YILIN PRESS A SUBSIDIARY OF CHINA POWERHOUSE PHOENIX PUBLISHING & MEDIA GROUP

Expands into China’s Lucrative Vocational Education Market

Toronto, Canada, June 14, 2006 – Lingo Media Inc. (TSXV: LMD OTCBB: LNGMF) (“Lingo Media” or the “Company”) is pleased to announce that it will co-publish an innovative vocational English language learning program with Yilin Press, the foreign-oriented publishing subsidiary of Phoenix Publishing & Media Group (“PPMG”) of Jiangsu Province, China.

Lingo Media is a seasoned publisher of primary and secondary school English learning programs in China. This new vocational program is the first project under the recently announced Cooperation Agreement with PPMG, which is one of the largest and most powerful state-owned publishing groups in China, with 2004 revenues exceeding US$1.2 billion.

The co-publishing agreement includes development, publishing and distribution of Vocational English for College, a four level program set that consists of reading & writing textbooks, reading & writing CD’s, listening & speaking textbooks, listening & speaking CD’s, activity books and teacher’s books for each level.  The first level of this program will be released and launched in September 2006, generating an ongoing revenue stream for Lingo Media over a four year term with an option to revise the program for an additional four years. Under the publishing agreement, Lingo Media will be paid a royalty of 3.3% of the list price and 49% of profits generated from the sale of the Vocational English for College program.

"After months of research, exchanges and proposals with PPMG and the Jiangsu Ministry of Education, we are excited to have reached an agreement positioning Lingo Media as a co-publishing partner with Yilin Press as our entry point into the English language learning market in Jiangsu Province.  This agreement also marks our first foray into the very important vocational education sector, which has more than 900,000 students in Jiangsu Province”, said Michael Kraft, President & CEO of Lingo Media.

Mr. Gu Aibin, President of Yilin Press, stated that "Publishing with Lingo Media provides us with access to educational expertise in developing effective English learning programs in the vocational sector.  Our Vocational English for College will be an original program developed specifically for China and co-published under the Yilin Press and Lingo Media brands. We look forward to co-developing this program with Lingo Media and then aggressively marketing it through our established channels in Jiangsu and neighboring provinces.”

About Phoenix Publishing & Media Group

Phoenix Publishing & Media Group is amongst the largest and most economically powerful state-owned publishing groups in China with 2004 revenues in excess of US$1.2 billion.  The group is comprised of nine publishing companies and several subsidiary companies that are engaged in publishing, printing of books, production and printing of newspapers & magazines, fabrication of audio & visual products, manufacturing of CDs, and providing website content through its distribution network in China.  The PPMG distribution network also has exclusive rights to the Xinhua Distribution Group which includes over 80 bookstores throughout Jiangsu.

About Yilin Press

Yilin Press is the foreign-oriented publishing subsidiary of Phoenix Publishing & Media Group.  Yilin Press is the leading publisher of English language learning programs in Jiangsu province publishing about 500 titles every year and is a winner of many national book awards.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China. The Company incorporates print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 100 million units from Lingo Media's library of more than 285 program titles have been published and sold in China.  While Lingo Media remains focused on its royalty-based educational publishing business, it is advancing its China Expansion Plan to establish itself as a distributor of educational print media including books, newspapers and magazines in China.

For further information, contact:

Lingo Media

Yilin Press

Michael Kraft, President & CEO

Mr. Gu Aibin, President

Tel: (416) 927-7000, ext. 23

Tel: (+86 25) 8330 3463

Toll Free Tel: (866) 927-7011

Fax:(+86 25) 8324 2328

Fax: (416) 927-1222

Email: investor@lingomedia.com

To learn more, visit www.lingomedia.com                               To learn more, visit www.yilin.com

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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